Exhibit 10.6

FALCON FINANCIAL INVESTMENT TRUST

January 19, 2005

Ralph L. Miller

8000 Herb Farm Drive

Bethesda, MD 20817

Dear Mr. Miller,

Reference is made to that certain Employment Agreement (the “Agreement”), dated July 1, 2004, by and between you and Falcon Financial Investment Trust (the “Trust”). Terms used but not defined in this letter shall have the meanings given to such terms in the Agreement.

As you are aware, the Trust contemplates entering into an Agreement and Plan of Merger, by and among iStar Financial Inc. (“iStar”), Falcon Acquisition Company and the Trust (the “Merger Agreement”) pursuant to which iStar, through a subsidiary, will acquire 100% of the outstanding capital stock of the Trust. Upon completion of the transactions contemplated by the Merger Agreement, the Trust will be a wholly-owned subsidiary of iStar and the Trust will no longer be a publicly-traded company. As a material inducement to iStar’s willingness to enter into the Merger Agreement, iStar has requested that you provide the acknowledgements set forth in this letter. You acknowledge and agree on the date hereof as follows:

(i.)                                  the mere fact that the Trust will no longer be a publicly-traded company and that, accordingly, you will not be a senior executive of a publicly-traded company shall not give rise to Good Reason, as defined in Section 6(c)(ii) of the Agreement;

(ii.)                               the assignment to you of additional duties or the alteration of your existing duties, consistent with your position with the Trust as described in Section 3 of the Agreement, to the extent reasonably intended to facilitate the integration of the business of the Trust and its affiliates with the business of iStar and its affiliates shall not give rise to Good Reason, as defined in Section 6(c)(ii) of the Agreement; and

(iii.)                            the substitution of iStar’s benefits for benefits provided by the Trust as contemplated by the Merger Agreement shall not give rise to Good Reason pursuant to Section 6(e)(ii) (C) of the Agreement.

Except as set forth above, all of the terms and conditions of the Agreement remain unmodified (other than to give effect to the foregoing) and in full force and effect. This letter shall amend and be deemed a part of the Agreement, and shall, as of the effective time of the Merger, be interpreted in accordance with the Agreement and the terms of this letter.

15 COMMERCE ROAD • STAMFORD, CONNECTICUT 06902 • 203-967-0000 PHONE •203-967-1717 FACSIMILE • www.falconfinancial.com

Please execute a copy of this letter in the place indicated to evidence your consent and agreement to the terms and conditions provided above.

Very truly yours,

/s/ Vernon B. Schwartz
Vernon B. Schwartz
Chief Executive Officer

Agreed and Accepted:

/s/ Ralph L. Miller
Ralph L. Miller